MOMENTUS INC.
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
(Adopted November 27, 2023)
1. Introduction

The Board Directors (the “Board”) of Momentus Inc. (the “Company”) has adopted this policy (the “Policy”) for the recovery of Erroneously Awarded Compensation (as defined in Section 6 below) in the event of an Accounting Restatement (as defined in Section 5 below), intending to satisfy the requirements of Section 10D and Rule 10D-1 (“Rule 10D-1”) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable rules (“Nasdaq Rules”) of The Nasdaq Stock Market (“Nasdaq”).

2. Administration

This Policy shall be administered by the Compensation Committee of the Board (the “Committee”) or, if so determined by the Board, by a majority of the independent directors serving on the Board itself, in which case references herein to the Committee shall be deemed references to such majority of the independent directors serving on the Board. Any determinations made by the Committee shall be final and binding on all affected individuals.

3. Covered Executives
This Policy applies to the Company’s current and former “officers” as defined in Rule 16a-1(f) under the Exchange Act, as designated by the Board from time to time (“Covered Executives”).

4. Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. A “Financial Reporting Measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

5. Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (in each case, an “Accounting Restatement”), the Company will require reimbursement or forfeiture of any Erroneously Awarded Compensation (as defined below) received by any Covered Executive (i) on or after October 2, 2023, (ii) after beginning service as a Covered Executive, (iii) who served as a Covered Executive at any time during the applicable performance period relating to any Incentive Compensation (whether or not such Covered Executive is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), and (iv) while the

Company has a class of securities listed on a national securities exchange or a national securities association, in accordance with Nasdaq Rules and Rule 10D-1.

For purposes of this Policy, “Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

6. Excess Incentive Compensation: Amount Subject to Recovery

Incentive Compensation received during the three completed fiscal years immediately preceding the Restatement Date, and any transition period of less than nine months within or immediately following those three completed fiscal years (the “Clawback Period”), shall be subject to recovery under this Policy. For purposes of this Policy, “received” means, with respect to any Incentive Compensation, actual or deemed receipt, and Incentive Compensation will be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.
The amount to be recovered will be the excess of (i) the Incentive Compensation paid to the Covered Executive based on the erroneous data during the Clawback Period over (ii) the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Committee (such amount, “Erroneously Awarded Compensation”).

If the Committee cannot determine the amount of Erroneously Awarded Compensation received by the Covered Executive directly from the information in the Accounting Restatement, then it will make its determination based on a reasonable estimate of the effect of the Accounting Restatement. The Company will maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to Nasdaq.

7. Method(s) of Recoupment

After an Accounting Restatement, the Committee will determine, in its sole discretion, the method(s) for recouping Erroneously Awarded Compensation hereunder which may include, without limitation:

a.Requiring reimbursement of cash Incentive Compensation previously paid;
b.Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
c.Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
d.Cancelling outstanding vested or unvested equity awards; and/or
e.Taking any other remedial or recovery action permitted by law, as determined by the Committee.
f.
Provided, however, that in no event may the Company accept in satisfaction of this Policy an amount that is less than the amount of Erroneously Awarded Compensation (subject to the impracticability of recovery as provided in Section 8 below).

To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company will take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the Covered Executive.

8. Impracticability

Notwithstanding anything to the contrary in this Policy, the Company will not be required to take the actions contemplated by this Section 7 if the Committee (consisting solely of independent directors of the Company) determines that such recovery would be impracticable and either of the following conditions are met:
A. The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s) and provide such documentation to Nasdaq; or
B. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

9. No Indemnification

The Company shall not insure or indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation or any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to a Covered Executive from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

10. Miscellaneous

Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D and Rule 10D-1 of the Exchange Act and the Nasdaq Rules.
Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after October 2, 2023.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Provided, however, that to the extent the Covered Executive has already reimbursed the Company for any Erroneously Awarded Compensation under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for such amounts to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A
ATTESTATION AND ACKNOWLEDGEMENT OF POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

By my signature below, I acknowledge and agree that:

1.I have received and read the attached Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”).

1.I hereby agree to abide by all of the terms of the Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with the Policy.
2.

Signature:__________________________________
Printed Name: ______________________________
Date: _____________________________________